Exhibit 10.13

24 November 2008

Robert B. Dana

Chief Financial Officer

Virgin America Inc.

555 Airport Boulevard

Burlingame

CA 94010

United States of America

Re: Trade Mark Licence Agreement between VAL Trademark. Three Limited (“VAL”), Virgin Enterprises Limited (“VEL”) and Virgin America Inc. (“VAM”), dated 24 January 2005 (as amended in April 2007) (the “VAM Licence”), and

Trade Mark Licence Agreements between VEL and Virgin Money Investment Holdings Limited (“VMIHL”) and Virgin Money Investment Group Limited (“VMIGL”) dated 2 February 1996 and 24 November 1997 (the “Money Licences”)

Dear Mr. Dana,

Whereas:

A. Under the terms and conditions set forth in the VAM Licence, in return for the payment of certain royalties described in the VAM Licence, VAM is licensed by VAL and VEL to use certain marks and names in the Territories for certain licensed activities that are described in the VAM Licence and its attached schedules; and

B. VMIHL and VMIGL represent and warrant that they are licensed by VEL under the terms of the Money Licences to use the Virgin trade marks in relation to, among other things, insurance, investment and banking services, including credit cards, anywhere in the world other than the United Kingdom and may only sub-license those rights in a specified form unless VEL agrees otherwise; and

C. VAM now intends to promote and offer:

(i) a Virgin America branded credit card, bearing the “Virgin America” and/or “Virgin America Airways” names and, subject to the terms hereof, the marks set out in Schedule 1 (the “Marks”); and

(ii) to holders of unexpired Virgin America branded credit cards only, in connection with their use of such credit card, related credit card products typically offered by a credit card issuer to its credit card holders, including debt cancellation products and credit insurance, in each case which do not bear the “Virgin America” and/or “Virgin America Airways” names and/or the Marks (collectively, the “Affinity Products”), to enhance and further broaden its Elevate loyalty and frequent flyer program; and

D. VEL, VMIHL and VMIGL are willing to licenses sub-license and/or authorize VAM’s use of the Marks and names “Virgin America” and/or “Virgin America Airways” in connection with the Affinity Products subject to the terms and conditions set forth herein; and

E. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the VAM Licence.

NOW, THEREFORE, in consideration of the payment by VAM to VEL, VMIHL and VMIGL of £100, receipt of which is acknowledged, and for payment of the royalties specified herein, VAM, VEL, VMIHL, and VMIGL hereby agree as follows:

1. VEL hereby authorizes, and VMIHL and VMIGL hereby grant to VAM, a licence to use the Virgin America and Virgin America Airways names and the Marks, subject to the provisions of Clause 3 below, in relation to the offering and promotion of the Affinity Products in the USA, on the terms and conditions set forth herein, including, subject to the provisions of Clauses 2 and 3 below, the right to sub-licence to Barclay’s or any other co-branding and/or other affinity partner for use solely in connection with the Affinity Products. While VAM otherwise reserves all other rights under its VAM Licence, VAM agrees that the Affinity Products shall be marketed to existing and potential members of VAM’s Elevate program only in the USA; provided that no Affinity Products shall be issued or provided to any person that is not already a member of VAM’s Elevate program or does not become a member of the VAM Elevate program;

2. VEL, VMIHL and VMIGL agree that VAM may sub-licence its rights under this letter agreement to Barclays or any other co-branding and/or other affinity partner provided that:

(a) on VEL’s written request, VAM gives written notice to VEL of any sub-licence it has entered into;

(b) all sub-licences must be in writing on terms and conditions no less onerous than those imposed on VAM by this letter agreement;

(c) the sub-licensee shall not have the right to sub-licence its rights under the sub- licence to any third party;

(d) the permission to grant sub-licences (and all sub-licences granted) under this clause shall terminate automatically on termination or expiration of this letter agreement;

(e) VAM shall be liable for all acts and omissions of its sub-licensees related to any sub-licences granted, pursuant to this letter agreement, which shall be deemed to be the acts and omissions of VAM for the purposes of this letter agreement;

(f) VAM shall at all times and at its own cost enforce compliance by the sub-licensee with the terms of the sub-licence; and

(g) VAM shall not sub-contract the whole of its business operations to a third party.

3. VAM and its sub-licensees use of the Marks in relation to the Affinity Products shall at all times comply with VEL’s brand use guidelines. VEL, or any party nominated by it, shall be entitled to make reasonable requests for copies of any marketing, advertising or promotional materials relating to the Affinity Products to ensure compliance with VEL’s brand use guidelines; VEL or its assignee shall pay VAM’s reasonable out of pocket expenses for such copies; and VAM shall itself comply and ensure sub-licensees’ compliance with any reasonable recommendations relating to VEL’s brand use guidelines and made thereto. YAM and its sub-licensees shall’ be permitted to use the Marks alone on credit cards in the form of the Virgin tailfin logo attached at Schedule 2, provided that such use otherwise complies with VEL’s brand use guidelines and that such use is always in conjunction with and in close proximity to the names Virgin America and/or Virgin America Airways. For the avoidance of doubt, any use in advertising or other promotional materials issued by YAM or its sub-licensees of the Virgin tailfin logo set out in Schedule 2 as depicted in images of the credit card issued by VAM as part of the Affinity Program and/or images of any Virgin America aircraft shall not be a breach of the terms of this letter agreement. VAM agrees that it shall submit any future credit card designs to VEL, or any party nominated by it, with a reasonable amount of notice for prior written approval (not to be unreasonably withheld);

4. VAM’s right to use the Marks in the form of the names “Virgin America” and/or “Virgin America Airways” in relation to the Affinity Products in the USA will be exclusive; provided that nothing in this letter agreement shall prevent VEL’s other licensees and sub-licensees of the Marks including, but not limited to, Virgin Atlantic and Virgin Money USA, from using the Marks in relation to their licensed activities or own co-branded credit card efforts in the Territories, so long as such parties use of the Marks does not include the names “Virgin America” and/or “Virgin America Airways”. Whilst VAM’s rights to use and sub-license the Marks does not extend to the branding of the related credit card products referred to in C(ii) the Marks may be used as permitted under this letter agreement to the extent necessary to identify that such related credit card products-are being made available in conjunction with the Virgin America branded credit card;

5. VAM and VEL each agree to use reasonable efforts to partner with each other and each of their licensees and sub-licensees in the USA including, but not limited to, Virgin Atlantic and Virgin Money USA, for mutually beneficial purposes such as cross promotion, marketing and referral of the credit card issued by VAM as part of the Affinity Products with equivalent or similar products, services or programs of such parties and, in particular, in relation to the redemption and transfer of points and credits;

6. VAM agrees to pay VMIHL and VMIGL, as nominated by them or any other party nominated by them (as notified to VAM in writing), a royalty in respect of VAM’s use of the Marks with respect to Affinity Products equivalent to 0.5% of VAM’s Affinity Products Gross Sales. For the purposes of this letter agreement, Affinity Products Gross Sales shall mean the total amount received by VAM in connection with the provision of the Affinity Products, exclusive of VAT, sales and departure taxes and any other similar taxes or duties in any jurisdiction; any such amounts received or receivable by VAM in currencies other than US dollars shall be converted into US dollars in accordance with VAM’s then standard accounting practices. VEL agrees and acknowledges that because the licensed activities described here are not otherwise included in the VAM Licence, all Affinity Products royalties paid by VAM under this separate letter agreement will not be in addition to or duplicative of the Royalties otherwise due under the VAM Licence;

7. With notice to YAM, VMIGL and VMIGL shall be permitted to delegate the management of their rights under this letter agreement to any party nominated by them provided that VEL shall at all times be entitled to enforce any of its rights or any of the rights of VMIHL and VMIGL hereunder directly against VAM;

8. VAM agrees, that to the extent permissible, credit cards issued by VAM as part of the Affinity Products shall be cancelled if there is no activity on such card from the last qualifying event for three (3) years and the credit card issued by VAM has reached expiration regardless of Elevate member status;

9. Provided that VAM has applied for the requisite regulatory approval to commence commercial private passenger flights in any jurisdiction within the Territories, VEL, VMIHL and VMIGL agree that VAM may enter into discussions with a credit card partner in relation to the offering and *motion of the Affinity Products in such other jurisdiction, and may disclose to and record in the memorandum of understanding with such credit card partner that in the event that the following conditions are met VAM will receive a licence from VEL, VMIHL and VMIGL on substantially similar terms to those set out in this letter agreement:

(a) VAM and such credit card provider have entered into a final and binding agreement in relation to the offering and promotion of the Affinity Products in such other jurisdiction;

(b) the, Affinity Products shall not have been marketed, offered, promoted or sold in the relevant jurisdiction before VAM has received the requisite regulatory approval and commenced-commercial private passenger flights in that jurisdiction; and

(c) VAM is in compliance with the terms of this letter agreement.

VEL, VMIHL and VMIGL hereby agree that in the event that VAM fulfils each and all of the criteria set out above in this Clause 9 that they will grant a licence to VAM on substantially similar terms to that set out in this letter agreement to permit VAM to use the names “Virgin America” and/or “Virgin America Airways” and/or, subject to the provisions of Clause 3 above, the Marks, in relation to the offering and promotion of the Affinity Products in the relevant jurisdiction(s). For the avoidance of doubt, VAM shall not be permitted to market or promote the offering of any of the Affinity Products in the relevant jurisdiction until such time as it has received the requisite regulatory approval and commenced commercial private passenger flights in that jurisdiction;

10. VEL, VMIGL and VMIGL agree that they shall consider in good faith any request made by VAM to provide a debit card bearing the names “Virgin America” and/or “Virgin America Airways” and/or, subject to the provisions of Clause 3 above, the Marks, to its Elevate frequent flyer customer base in the Territories, and negotiate any agreement for same, in good faith, provided that the decision as to whether to grant such right and enter into such agreement shall be in their absolute discretion.

11. VEL represents and warrants that it owns the Marks and that VMIHL and VMIGL have the right to license the Marks as contemplated herein. VMIHL and VMIGL represent and warrant that they have the right to license the Marks as contemplated herein;

12. The parties agree that the term of this letter agreement shall commence on the first date set out above and shall run concurrently with the Term set out in the VAM licence and that the Termination provisions of the VAM Licence shall apply to this letter agreement. For the purposes of interpreting the prior sentence of this letter agreement, VMIGL and/or VMIHL shall be substituted for the Licensor and VAM shall be substituted for the User under Clause 11 of the VAM Licence. The licence granted herein shall terminate automatically on termination or expiration of the VAM Licence; and

13. As with the underlying VAM Licence, this letter agreement shall be governed by and construed in accordance with the laws of England and each of the parties irrevocably submits to the exclusive jurisdiction of the Courts of England. Any person who is not a party to this letter of agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any of the terms of this agreement. The provisions of the VAM Licence shall apply to the use of the Marks under the license granted hereunder, mutatis mutandi and VMIGL and/or VMIHL shall be substituted for the Licensor and VAM shall be substituted for the User; provided that in the event of any conflicts between this letter agreement and the VAM Licence with respect to the grant of rights and use of the Marks and names “Virgin America” and/or “Virgin America Airways” in connection with the Affinity Products, the terms of this letter agreement shall prevail.

Please confirm your agreement to the above by signing a copy of this letter of agreement and returning it to VEL.

/s/ Gordon McCallum For and on behalf of

Virgin Enterprises Limited

/s/ David H. Pflieger, Jr.
For and on behalf of

Virgin America Inc.

/s/ Gordon McCallum For and on behalf of

Virgin Money Investment Holdings Limited

/s/ Gordon McCallum For and on behalf of

Virgin Money Investment Group Limited

SCHEDULE 1

Marks

Trade Mark	Registration Number	Country	Class	Status
VIRGIN	3,398,247	United States of America	36	Registration
Virgin Signature	3,398,248	United States of America	36	Registration

SCHEDULE 2

Virgin Tailfin Logo